Exhibit 4.2(c)

[FORM OF FLOATING RATE SENIOR DEBT SECURITY]

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED; THE “SPECIAL TAXATION MEASURES ACT”) (A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH 11 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A CURRENT RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST.

[CUSIP Number]:	[ ]

[ISIN Code]:	[ ]

[Common Code]:	[ ]

No. [ ]	$[ ]

MITSUBISHI UFJ FINANCIAL GROUP, INC.

GLOBAL SECURITY

SENIOR CALLABLE FLOATING RATE NOTES DUE [            ]

Mitsubishi UFJ Financial Group, Inc., a corporation (kabushiki kaisha) established under the laws of Japan (the “Company”), for value received, hereby promises to pay to [Cede & Co.], or registered assigns, on [            ] the principal sum set forth above or such other amount as is shown on the Register on [            ] in United States Dollars at the Company’s office or agency for said purpose in the Borough of Manhattan, The City of New York (or at such other office or agency as the Company shall have appointed for such purpose), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, at the Floating Rate (as defined on the reverse of this Security), quarterly in arrears on [            ], [            ], [            ] and [            ] of each year, subject to adjustments as described below, on said principal sum in like coin or currency at said office or agency from [            ], [            ], [            ] or [            ], as the case may be, subject to adjustments as described below, next preceding the date of this Security to which interest on the Securities has been paid or duly provided for, unless the date hereof is a date to which interest on the Securities has been paid or duly provided for, in which case from the date of this Security, or unless no interest has been paid or duly provided for on the Securities, in which case from [            ], until payment of said principal sum has been made or duly provided for.

If [            ], [            ], [            ] or [            ], as the case may be (each, a “Floating Rate Interest Payment Date”, which term, as defined and used in this Security, does not include the maturity date or any redemption date), falls on a day that is not a Business Day (as defined below), such Floating Rate Interest Payment Date will be adjusted in accordance with the Modified Following Business Day Convention. As used herein, the term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day (and interest will continue to accrue to, but excluding, such succeeding Business Day), unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day (and interest will accrue to, but excluding, such preceding Business Day). Notwithstanding anything to the contrary in the Indenture or this Security, if the maturity date or any redemption date would fall on a day that is not a Business Day, then any interest, principal or additional amounts, if any, as the case may be, may be paid on the next succeeding Business Day with the same force and effect as if made on the maturity date or such redemption date, and no interest shall accrue from and after the maturity date or such redemption date due to such postponement.

Notwithstanding the foregoing, if the date of this Security is after [5:00 p.m.], New York City time, on the day [five] Business Days immediately preceding the following Floating Rate Interest Payment Date, this Security shall bear interest from such Floating Rate Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Floating Rate Interest Payment Date (in either case, as such date is extended by the period of grace set forth in the Indenture), then this Security shall bear interest from the next preceding Floating Rate Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for on this Security, from [            ]. The interest so payable on any Floating Rate Interest Payment Date will be paid to the person in whose name this Security is registered at [5:00 p.m.], New York City time, on the day [five] Business Days immediately preceding such Floating Rate Interest Payment Date (each, a “record date”); provided that, unless this Security is a Global Security, interest may be paid, at the option of the Company, by mailing a check therefor payable to the registered Holder entitled thereto at his last address as it appears on the Register. As used herein, “Business Day” means a day which is not a day on which banking institutions in New York City and Tokyo are authorized by law or regulation to close.

This Security is being deposited with DTC acting as depositary, and registered in the name of [Cede & Co.], a nominee of DTC. [Cede & Co.], as Holder of record of this Security, shall be entitled to receive payments of principal and interest, other than principal and interest due upon redemption. Payment of interest on this Security will be made (i) by U.S. dollar check drawn on a bank in New York City mailed to the registered Holder at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the registered Holder with a bank in New York City.

Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the Global Securities described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title:

REVERSE OF SECURITY

1.	General

(a) This Security is one of a duly authorized issue of debt securities of the Company, issued or to be issued pursuant to an indenture dated as of [            ] (the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon, as Trustee (herein called the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. Terms used herein not otherwise defined shall have the meaning ascribed to such term in the Indenture.

(b) The Securities will constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and rank senior to all of the existing and future subordinated debt of the Company and equally in right of payment with all of the existing and future unsecured and unsubordinated debt of the Company (except for statutorily preferred exceptions) from time to time outstanding.

(c) Certain provisions herein are summaries of, and subject to, the detailed provisions of the Indenture.

2.	Calculation and Notification of Interest

(a) As of each Interest Determination Date (as defined below), [The Bank of New York Mellon], as calculation agent (in such capacity together with any successor, the “Calculation Agent”), will calculate the Floating Rate for the relevant Floating Rate Interest Period (as defined below) and the amount of accrued interest payable on the Securities on the related Floating Rate Interest Payment Date by multiplying (i) the outstanding principal amount of the Securities by (ii) the product of (a) the Floating Rate for the relevant Floating Rate Interest Period multiplied by (b) [the number of days in the relevant Floating Rate Interest Period divided by 360] and rounding the resulting figure to the nearest cent (with one-half cent being rounded upwards).

“Floating Rate” means, in respect of each Floating Rate Interest Period, a rate per annum equal to Compounded Daily SOFR (as defined below) plus [        ]% (the “Margin”), subject to the provisions set forth under paragraph (c) immediately below (the “Benchmark Transition provisions”).

(b) “Compounded Daily SOFR” means, in respect of each Floating Rate Interest Period, the rate of return on a daily compounded interest investment during the relevant SOFR Observation Period (with daily SOFR used as the reference rate for the calculation of interest) and will be determined by the Calculation Agent as of the relevant Interest Determination Date in accordance with the following formula:

with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 per cent. being rounded upwards (e.g., 9.876541 per cent. (or 0.09876541) being rounded down to 9.87654 per cent. (or 0.0987654) and 9.876545 per cent. (or 0.09876545) being rounded up to 9.87655 per cent. (or 0.0987655)), and where:

“SOFRi” for any U.S. Government Securities Business Day (as defined below) “i” in the relevant SOFR Observation Period, is equal to the SOFR reference rate for that U.S. Government Securities Business Day “i”;

“d” means the number of calendar days in the relevant SOFR Observation Period;

“do” means the number of U.S. Government Securities Business Days in the relevant SOFR Observation Period;

“i” means a series of whole numbers ascending from one to do, representing each U.S. Government Securities Business Day in chronological order from (and including) the first U.S. Government Securities Business Day in the relevant SOFR Observation Period (each, a “U.S. Government Securities Business Day “i””);

“ni”, for any U.S. Government Securities Business Day “i”, means the number of calendar days from (and including) such U.S. Government Securities Business Day “i” up to (but excluding) the following U.S. Government Securities Business Day;

“Interest Determination Date” means the date that is [five] U.S. Government Securities Business Days before the related Floating Rate Interest Payment Date (or (i) in the final Floating Rate Interest Period, before the maturity date, or (ii) in the case of any redemption of the Securities, before the redemption date);

“Floating Rate Interest Period” means each period beginning from (and including) [                 ] to (but excluding) the first Floating Rate Interest Payment Date, from (and including) any Floating Rate Interest Payment Date to (but excluding) the next Floating Rate Interest Payment Date, and from (and including) any Floating Rate Interest Payment Date immediately preceding the maturity date or any redemption date to (but excluding) the maturity date or such redemption date;

“SOFR” means, in respect of a U.S. Government Securities Business Day, the reference rate determined by the Calculation Agent in accordance with the following provision:

(i) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day at the SOFR Determination Time on the SOFR Administrator’s Website; or

(ii) if the reference rate specified in (i) above does not appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred, the Secured Overnight Financing Rate published on the SOFR Administrator’s Website for the most recent preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website;

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, or any successor source;

“SOFR Determination Time” means [3:00 p.m.] (New York City time) on the immediately following U.S. Government Securities Business Day;

“SOFR Observation Period” means (i) in respect of each Floating Rate Interest Period (except as provided in clause (ii) below), the period from, and including, the date that is [five] U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to, but excluding, the date that is [five] U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such Floating Rate Interest Period, and (ii) in respect of any Floating Rate Interest Period for which any interest is payable on the maturity date or the date of any redemption of the Securities, the period from, and including, the date that is [five] U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to, but excluding, the date that is [five] U.S. Government Securities Business Days before the maturity date or such redemption date; and

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or this Security, if the Company or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded Daily SOFR or the then-current Benchmark (as defined below), then the Benchmark Transition provisions will thereafter apply to all determinations of the Floating Rate for the Securities.

For the avoidance of doubt, in accordance with the Benchmark Transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Floating Rate for each Floating Rate Interest Period on the Securities will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the Margin.

All determinations and calculations made in connection with Compounded Daily SOFR or the then-current Benchmark and the Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes, and the applicable interest rate and amount for each Floating Rate Interest Period, whether by the Company, its designee or the Calculation Agent, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the Trustee, the Calculation Agent, the Paying Agent and the holders of the Securities.

The Floating Rate for the Securities will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Floating Rates, the number of days and the interest amounts for current and preceding Floating Rate Interest Periods and the relevant record dates and Floating Rate Interest Payment Dates to be notified to the Company, the Trustee, the Paying Agent and DTC, and such information will be notified or published to the holders of the Securities through DTC or through another reasonable manner as soon as possible after the calculation with respect to the current Floating Rate Interest Period is completed.

(c) Notwithstanding anything to the contrary in the Indenture or this Security, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities in respect of all determinations on the date to which such relevant Reference Time belongs and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time without consent from the holders of the Securities or any other party.

Any determination, decision or election that may be made by the Company or its designee pursuant to these Benchmark Transition provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (i) will be final and conclusive for all purposes and binding on the Company, its designee, the Trustee, the Paying Agent, the Calculation Agent and any other agents and the holders of the Securities in the absence of manifest error, (ii) if made by the Company, will be made in the Company’s sole discretion, (iii) if made by the Company’s designee, will be made after consultation with the Company, and the designee will not make any such determination, decision or election to which the Company objects and (iv) notwithstanding anything to the contrary in the Indenture or this Security, shall become effective without consent from the holders of the Securities or any other party.

Any determination, decision or election pursuant to these Benchmark Transition provisions not made by the Company’s designee will be made by the Company on the basis as described above. In addition, notwithstanding anything to the contrary in the Indenture or this Security, the Company may designate as its designee an entity (which may be the Company’s affiliate) to make any determination, decision or election that the Company has the right to make in connection with these Benchmark Transition provisions.

The Company or its designee will promptly cause the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to be notified to the Trustee, the Paying Agent, the Calculation Agent and the holders of the Securities; provided that failure to give such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

For purposes of these Benchmark Transition provisions:

“Benchmark” means, initially, Compounded Daily SOFR; provided that if the Company or its designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded Daily SOFR (including any daily published component used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement;

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(i) the sum of:

(a) the alternate reference rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for the Corresponding Tenor; and

(b) the Benchmark Replacement Adjustment;

(ii) the sum of:

(a) the ISDA Fallback Rate; and

(b) the Benchmark Replacement Adjustment; or

(iii) the sum of:

(a) the alternate reference rate that has been selected by the Company or its designee as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for the applicable Corresponding Tenor giving due consideration to any industry-accepted reference rate as a replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for U.S. dollar-denominated floating rate securities at such time; and

(b) the Benchmark Replacement Adjustment;

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(i)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(iii)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (including any daily published component used in the calculation thereof) with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time;

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definitions or interpretations of “Floating Rate Interest Period,” changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) which the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable);

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(i)	in the case of sub-paragraph (i) or (ii) of the definition of “Benchmark Transition Event”, the later of:

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of the Benchmark (or such component) permanently or indefinitely ceases to provide the Benchmark (or such component); or

(ii)	in the case of sub-paragraph (iii) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(i)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(iii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component) announcing that the Benchmark (or such component) is no longer representative;

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark;

“designee” means a designee as selected and appointed by the Company for the Securities;

“ISDA Definitions” means the 2021 ISDA Interest Rate Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time;

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark (including any daily published component used in the calculation thereof) for the applicable tenor;

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark (including any daily published component used in the calculation thereof) for the applicable tenor excluding the applicable ISDA Fallback Adjustment;

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded Daily SOFR, the SOFR Determination Time, or (2) if the Benchmark is not Compounded Daily SOFR, the time determined by the Company or its designee after giving effect to the Benchmark Replacement Conforming Changes;

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/ or the Federal Reserve Bank of New York or any successor thereto; and

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

3.	Additional Amounts

Subject to certain exceptions as set forth in the Indenture, all payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political sub-division of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the Holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no Additional Amounts shall be payable in relation to any withholding or deduction as set forth in the Indenture.

No additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code of 1986 (or any amended or successor version of such Sections), the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any agreement (including any intergovernmental agreement) entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

References to principal or interest in respect of this Security shall be deemed to include any Additional Amounts due in respect of Japanese Taxes which may be payable as set forth in this Security and the Indenture.

4.	Optional Redemption

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option and in the sole discretion of the Company, in whole, but not in part, on [            ], on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding plus accrued and unpaid interest to (but excluding) the date fixed for redemption.

5.	Optional Tax Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option of the Company, in whole but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (plus accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines and certifies to the Trustee prior to giving notice of redemption that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [            ], the Company is, or on the next interest payment date would be, required to pay any Additional Amounts in respect of Japanese Taxes which cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of Additional Amounts if a payment in respect of the Securities were then due. Prior to the mailing of any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a Responsible Officer of the Company stating that the conditions precedent to such redemption have been fulfilled and an opinion of an independent tax counsel or tax consultant of recognized standing reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

6.	Event of Default; Acceleration of Maturity; Waiver of Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the entire principal of all the Securities, and the interest accrued thereon, may be declared due and payable immediately, in the manner and with the effect, and subject to the conditions, provided in the Indenture. The Indenture provides that in certain circumstances such declaration and its consequences may be waived by the Holders of a majority in aggregate principal amount of the Securities then Outstanding and that, prior to any such declaration, such Holders may waive any past default under the Indenture and its consequences except a default in the payment of principal of or interest on any of the Securities. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Security which may be issued in exchange or substitution herefor, whether or not any notation in regard thereto is made upon this Security or such other Securities.

7.	Supplemental Indentures

The Indenture permits the Company and the Trustee, with the consent (evidenced as provided in the Indenture) of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, to enter into supplemental indentures, from time to time and at any time, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, that no such supplemental indenture shall (a) extend the final maturity of the security or of any installment of principal of any Security, or reduce the principal amount, or reduce the rate or extend the time of payment of interest, or reduce any amount payable on redemption, or change the currency in which the principal, including any amount of original issue discount, premium, or interest on, any Security, or modify or amend the provisions for conversion of any currency into another currency, or change any of the Company’s obligations to pay any Additional Amounts, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or impair the right of any Holder to institute suit for the enforcement of any payment on any Security when due, or alter the terms on which Holders of any Security may convert or exchange senior debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the Securities; or (b) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such modification of the Indenture, without the consent of the Holder of each Security so affected.

8.	Agreement with Respect to Certain Transfers of Business Under Specified Circumstances

Notwithstanding anything to the contrary in the Indenture or this Security, the Holder of each Security acknowledges, accepts, consents and agrees that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such sales, assignments, transfers or conveyances made pursuant to the authority of the Deposit Insurance Corporation to represent and manage and dispose of the Company’s assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto) with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by a Japanese court in accordance therewith if (i) the Company is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Company’s liabilities exceed, or are likely to exceed, its assets, or the Company has suspended, or is likely to suspend, payment of its obligations.

9.	Denominations; Exchange; Transfer

The Securities are issuable only as registered securities without coupons in minimum principal amounts of [            ] and in integral multiples of [            ] in excess thereof.

At the office or agency of the Company referred to on the face hereof or the office of the Trustee or Registrar and in the manner and subject to the limitations provided in the Indenture, Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.

Upon due presentment for registration of transfer of this Security at the above-mentioned office or agency of the Company or the office of the Trustee or Registrar, a new Security or Securities of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture. No service charge shall be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any duty, tax or governmental charge or insurance charge that may be imposed in relation thereto.

10.	Holders to Be Treated as Owners

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Trustee or any authorized agent of the Company or the Trustee), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof and the Indenture, interest hereon and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

11.	Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or herein, or because of any Indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, executive officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

12.	Governing Law

This Security and the rights of the Holder hereof shall be governed by and construed in accordance with the laws of the State of New York.